UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 1, 2021

TEREX CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

45 Glover Avenue	Norwalk	Connecticut	06850
(Address of Principal Executive Offices)			(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	TEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01. Entry Into a Material Definitive Agreement.

Senior Secured Credit Facility

Terex Corporation (“Terex” or the “Company”) and certain of its subsidiaries entered into an amendment and restatement agreement dated as of April 1, 2021 (the “Amendment and Restatement Agreement”) to the credit agreement dated as of January 31, 2017 (as previously amended and supplemented), with the lenders and issuing banks party thereto and Credit Suisse AG, Cayman Islands Branch (“CSAG”), as administrative agent and collateral agent (the “Original Credit Agreement”). In connection with the Amendment and Restatement Agreement, the Original Credit Agreement has been amended and restated as of April 1, 2021 (the “Amended and Restated Credit Agreement” and collectively with the Amendment and Restatement Agreement, the “Amended Agreement”).

The principal changes contained in the Amended Agreement are:

•Extension of the term of the revolving credit facility to expire on April 1, 2026 (previously January 31, 2023), which maturity will spring forward to November 1, 2023 if the existing term loans outstanding under the Amended and Restated Credit Agreement are not repaid or their maturity date is not extended.
•Reinstatement of financial covenants that were waived in 2020.
•Decrease in the interest rate on the drawn revolving credit facility by 25 basis points.
•Certain other technical changes, including additional language regarding the potential cessation of LIBOR as a benchmark rate.

CSAG, or its affiliates, and certain new lenders, or their affiliates, are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

The foregoing summary is qualified in its entirety by reference to the Amendment and Restatement Agreement and the Amended and Restated Credit Agreement, copies of which are attached hereto and incorporated by reference herein as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

5.00% Senior Notes due 2029

On Apri1 1, 2021, Terex completed a private offering of $600.0 million aggregate principal amount of its 5.00% Senior Notes due 2029 (the “Senior Notes”) that is exempt from the registration requirements of the Securities Act of 1933, as amended.

The Senior Notes were issued pursuant to an indenture dated as of April 1, 2021 (the “Indenture”), among the Company, HSBC Bank USA, National Association, as trustee (“HSBC”), and the guarantors named therein (the “Guarantors”). The Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of the Company’s existing and future wholly-owned domestic subsidiaries.

The Indenture and the Senior Notes provide, among other things, that the Senior Notes will be the Company’s senior unsecured obligations and will rank equally in right of payment with certain of the Company’s senior unsecured indebtedness. The Senior Notes will bear interest from April 1, 2021 at an annual rate of 5.00%, payable semi-annually on each May 15 and November 15 during which the Senior Notes are outstanding, commencing on November 15, 2021. The Senior Notes will mature on May 15, 2029. The Company may redeem the Senior Notes in whole or in part, on or after May 15, 2024, at the redemption prices set forth in the Indenture. Prior to May 15, 2024, the Company may redeem the Senior Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium set forth in the Indenture. In addition, prior to May 15, 2024, the Company may redeem up to 40% of the Senior Notes with an amount equal to the proceeds of certain equity offerings. Upon certain change of control events (as defined in the Indenture), the holders of the Senior Notes may require the Company to repurchase all or a portion of the Senior Notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

The terms of the Indenture, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness, (ii) issue preferred stock, (iii) create or incur certain liens, (iv) pay dividends and make other restricted payments, (v) create restrictions on dividend and other payments to the Company from certain of its subsidiaries, (vi) sell assets and subsidiary stock, (vii) engage in certain transactions with affiliates, (viii) consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of its subsidiaries, (ix) enter into certain sale/leaseback transactions and (x) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. The Indenture provides for customary events of default which include, among other things, (subject in certain cases to customary grace and cure periods) defaults based on: (i) the failure to make payments under the Indenture when due, (ii) breach of covenants, (iii) acceleration of other material indebtedness, (iv) bankruptcy events and (v) material judgments. Generally, if an event of default occurs, the trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all of the Senior Notes to be due and payable.

HSBC and its affiliates maintain relationships in the ordinary course of business with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services.

The foregoing summary is qualified in its entirety by reference to the Indenture and the Senior Notes, copies of which are attached hereto and incorporated by reference herein as Exhibit 4.1 to this Current Report on Form 8-K. A copy of the press release announcing that the Company has completed its offering of the Senior Notes is hereby incorporated by reference as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K dated March 15, 2021, Terex delivered a notice for the conditional redemption of all of its outstanding $600.0 million principal amount of 5.625% Senior Notes due 2025 (the “Old Notes”) pursuant to the indenture, dated as of January 31, 2017 (the “2025 Notes Indenture”), among Terex, the guarantors party thereto from time to time, and HSBC, as trustee.

On April 1, 2021, Terex used the net proceeds from the sale of the Senior Notes, together with cash on hand, to deposit with the trustee for the Old Notes sufficient funds to satisfy and discharge its obligations under the Old Notes and the 2025 Notes Indenture, and to pay the outstanding aggregate principal amount of the Old Notes, together with the applicable call premium and the accrued and unpaid interest on the Old Notes to the redemption date of April 5, 2021. In accordance with its previously announced plans, on April 5, 2021, Terex redeemed the Old Notes in full. The total cash paid to redeem the Old Notes was $622.9 million, which included a call premium of $16.9 million and accrued and unpaid interest of $6.0 million. HSBC acted as the paying agent for the Company in connection with this redemption.

As a result of redemption of the Old Notes, the 2025 Notes Indenture terminated as of April 5, 2021.

HSBC may, from time to time, be a party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

In March 2021, the Company’s Oklahoma City (“OKC”) manufacturing facility team members were notified that Genie GTH telehandler production is expected to cease in the first quarter of 2022. After that date, Genie telehandlers currently produced in OKC will be manufactured in a new Terex production facility being established in Monterrey, Mexico. A smaller OKC team, who make Jaw and Cone Crushers for Materials Processing (“MP”) and assemble portable plants, will continue to produce in OKC at least through the end of 2021. The MP team is currently considering alternative production sites including other sites in the OKC market. Terex is currently marketing its OKC facility for sale.

In connection with (i) the refinancing transactions described above in Items 1.01 and 1.02, Terex expects to record a loss on early extinguishment of debt related to the Old Notes and Amended Agreement of approximately $25 million in the second quarter of 2021 and (ii) the OKC decision, Terex expects to record a 2021 operating charge, principally within its AWP segment of approximately $5 million (of which approximately $3 million is expected to be recorded in the first quarter) for expected team member severance and impairment of certain machinery that is not expected to be resalable or reusable in the new facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of April 1, 2021, among Terex Corporation, the Guarantors and the Trustee (including the Form of 5.00% Senior Notes due 2029 included therein).
10.1
Amendment and Restatement Agreement dated as of April 1, 2021, among Terex Corporation, certain of its subsidiaries, the Lenders and Issuing Banks named therein and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.

10.2
Amended and Restated Credit Agreement dated as of April 1, 2021, among Terex Corporation, certain of its subsidiaries, the Lenders and Issuing Banks named therein and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.

99.1	Press Release of Terex Corporation issued on April 1, 2021
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2021

TEREX CORPORATION

By: /s/John D. Sheehan
John D. Sheehan
Senior Vice President and
Chief Financial Officer